Exhibit 3.96

Informal translation in the English language of the substance of the original notarial deed of amendment to the articles of association of AGB Nielsen Media Research B.V. in the Dutch language. In this translation an attempt has been made to be as literal as possible, without jeopardising the overall continuity. Inevitably, differences may occur in the translation, and if so, the Dutch text will govern.

AMENDMENT TO THE ARTICLES OF ASSOCIATION OF

AGB NIELSEN MEDIA RESEARCH B.V.

On the nineteenth day of December two thousand eight appeared before me, Gijsbertus Comelis Kikkert, kandidaat-notaris, hereinafter: “civil law notary”, deputising for dr. Thomas Pieter van Duuren, civil law notary (notaris) in Amsterdam, The Netherlands:

Mr Albert Willem Lok, in this matter with residence at the offices of Clifford Chance LLP, Droogbak la, 1013 GE Amsterdam, The Netherlands, born in Zaanstad, The Netherlands, on the fifteenth day of December nineteen hundred and eighty-one.

The person appearing has declared that the general meeting of shareholders of AGB Nielsen Media Research B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law, having its seat (statutaire zetel) in Haarlem, The Netherlands and its registered office at Prins Bemardplein 200, 1097 JB Amsterdam, and registered with the Dutch Commercial Register (Handelsregister) under number 34151003 (the “Company”) has resolved on the tenth day of November two thousand eight to amend and to completely renew the articles of association of the Company as stated hereinafter as well as to authorise the person appearing to execute this deed of amendment to the articles of association of which resolutions appear from a photocopy of the shareholders I resolution attached to this deed (Schedule 1).

The person appearing, acting as stated, has also declared that the articles of association of the above mentioned Company were amended lately by deed on the twenty eighth day of February two thousand and five executed before a deputy of M. van Olffen, civil law notary in Amsterdam, The Netherlands, for which the ministerial declaration of no objections was granted on the ninth day of May two thousand five under number B.V. 1145925.

In order to execute said resolution to amend the articles of association, the person appearing, acting as stated, has declared to amend and to completely renew the articles of association as follows:

ARTICLES OF ASSOCIATION

CHAPTER I DEFINITIONS

1.	DEFINITIONS

1.1	In these articles of association the following expressions shall have the following meanings:

1.1.1	an “Accountant”: a register-accountant or other accountant referred to in section 393 Book 2 of the Dutch Civil Code (“DCC”), or an organisation within which such accountants cooperate.

1.1.2	the “Annual Accounts”: the balance sheet and the profit and loss account including the explanatory notes;

1.1.3	the “Company”: the company governed by these articles of association;

1.1.4	the “Distributable Part of the Shareholders’ Equity”: the part of the shareholders I equity exceeding the issued share capital plus the reserves which must be maintained by law;

1.1.5	an “E-mail”: a legible and reproducible message sent by electronic means of communication.

1.2	In addition, unless the content requires otherwise, the expression “written” or “in writing” shall include messages sent by E-mail.

CHAPTER II NAME, SEAT, OBJECTS

2.	NAME, SEAT

2.1	The name of the Company is: AGB Nielsen Media Research B. V.

2.2	The seat (statutaire zetel) of the Company is in Haarlem, The Netherlands.

3	OBJECTS

The objects of the Company are:

(a)	to incorporate, to participate in any manner whatsoever, to manage, to supervise, to cooperate with, to acquire, to maintain, to dispose of, to transfer or to administer in any other manner whatsoever all sorts of participations and interests in businesses and companies as well as to enter into joint ventures;

(b)	to finance businesses and companies;

(c)	to borrow, to lend and to raise funds, to participate in all sorts of financial transactions, including the issue of bonds, promissory notes or other securities, to invest in securities in the widest sense of the word, and to enter into agreements in connection with the foregoing;

(d)	to grant guarantees, to bind the Company and to grant security over the assets of the Company for the benefit of businesses and companies with which the Company forms a group and for the benefit of third parties;

(e)	to invoice and invoicing in respect of income through trade, netting costs and income, executing research and development activities;

(f)	to advise and to render services to businesses and companies with which the Company forms a group and to third parties;

(g)	to acquire, to administer, to operate, to encumber, to dispose of and to transfer moveable assets and real property and any right to or interest therein;

(h)	to trade in currencies, securities and financial assets in general;

(i)	to obtain, to exploit, to dispose of and to transfer patents and other industrial and intellectual property rights, to obtain and to grant licenses, sub-licenses and similar rights of whatever name and description and, if necessary, to protect the rights derived from patents and other industrial and intellectual property rights, licenses, sub-licenses and similar rights against infringements by third parties;

(j)	to carry out all sorts of industrial, financial and commercial activities, including the import, export, purchase, sale, distribution and marketing of products and raw materials;

and all matters related or conducive to the above, with the objects to be given their most expansive possible interpretation. In pursuing its objects, the Company shall also take into account the interests of the businesses and companies with which it forms a group.

CHAPTER III CAPITAL AND SHARES, SHAREHOLDERS’ REGISTER

4.	AUTHORISED CAPITAL

4.1	The authorised capital amounts to one million two hundred fifty thousand euro (EUR 1,250,000.00)

4.2	The authorised capital is divided into one million two hundred fifty thousand (1,250,000) shares of one euro (EUR 1.00) each.

4.3	All shares are registered shares. No share certificates shall be issued.

5.	SHAREHOLDERS’ REGISTER

5.1	The management board shall keep a register in which the names and addresses of all shareholders shall be recorded, stating the date on which the shareholders acquired the shares and the date of the acknowledgement thereof by or notification thereof to the Company and stating the amount paid up on each share. In addition, for those shareholders who notify the Company of their consent to convocation by E-mail, the (e¬mail) addresses for that purpose shall be recorded in the register.

5.2	The register shall also record the names and addresses of the persons holding a right of pledge of or a beneficial right of usufruct in shares, stating the date on which they acquired such right and the date of the acknowledgement thereof by or notification thereof to the Company. In addition, for those persons who notify the Company of their consent to convocation by E-mail, the (e-mail) addresses for that purpose shall be recorded in the register.

5.3	Each shareholder, each holder of a beneficial right of usufruct and each holder of a right of pledge is required to give written notice of his address, and those persons who notify the Company of their consent to convocation by E-mail, are required to give written notice of their (e-mail) addresses for that purpose, to the Company.

5.4	The register shall be regularly updated. All entries and notes in the register shall be signed by a member of the management board and a member of the supervisory board, if such has been instated.

5.5	At the request of a shareholder, a holder of a beneficial right of usufruct or a holder of a right of pledge, the management board shall supply, free of charge, an extract from the register relating to his rights on shares.

5.6	The management board shall make the register available at the Company’s office for inspection by the shareholders and the holders of a right in rem (beperkt recht) relating to one or more shares who also hold the voting rights in relation to those shares.

CHAPTER IV ISSUE OF SHARES, OWN SHARES

6.	ISSUE OF SHARES, BODY OF THE COMPANY AUTHORISED TO ISSUE SHARES, NOTARIAL DEED

6.1	Shares can only be issued pursuant to a resolution of the general meeting of shareholders if the general meeting of shareholders has not designated this authority to another corporate body of the Company;

6.2	The issue of a share furthermore requires a notarial deed drawn up for that purpose executed before a civil law notary officiating in The Netherlands, to which the Company and the person or persons subscribing for that share are a party.

7	CONDITIONS OF ISSUE OF SHARES, PREFERENTIAL RIGHTS

7.1	The resolution to issue shares shall stipulate the price and further conditions of the issue of the relevant shares.

7.2	Upon the issue of shares, each existing shareholder shall have a preferential right to subscribe for shares being issued in proportion to the aggregate nominal amount of his existing shares, subject to the statutory restrictions.

7.3	The existing shareholders have a similar preferential right in the event that rights are granted to subscribe for shares.

7.4	Prior to each individual issue of shares, the preferential right can be limited or excluded by the corporate body of the Company authorised to issue shares.

8.	PAYMENTS ON SHARES

8.1	Upon the issue of each share, the nominal value thereof must be paid up in full.

8.2	Payments on shares must be made in cash unless an alternative contribution has been agreed upon. Payments in a foreign currency can only be made upon approval of the Company.

9.	SHARES IN THE COMPANY’S OWN CAPITAL

9.1	Upon the issue of shares, the Company is not entitled to subscribe for shares in its own capital.

9.2	Subject to the relevant statutory provisions, the Company is entitled to acquire shares in its own capital, or depository receipts thereof, that are paid up in full.

9.3	The disposal or transfer of shares held by the Company in its own capital or depository receipts thereof shall be effected pursuant to a resolution of the general meeting of shareholders with due observance of the share transfer restrictions set out in these articles of association.

9.4	No votes can be cast in the general meeting of shareholders for shares held by the Company or by any of its subsidiaries; nor can votes be cast for shares for which the Company or any of its subsidiaries holds the depository receipts.

CHAPTER V TRANSFER OF SHARES, RIGHTS IN REM, ISSUE OF DEPOSITORY RECEIPTS

10.	TRANSFER OF SHARES, SHAREHOLDERS RIGHTS, BENEFICIAL RIGHT OF USUFRUCT, RIGHT OF PLEDGE, ISSUE OF DEPOSITORY RECEIPTS

10.1	The transfer of a share or the creation or transfer of a right in rem (beperkt recht) related to a share requires a notarial deed drawn up for that purpose executed before a civil law notary officiating in The Netherlands, to which those involved are a party.

10.2	The rights attached to the share cannot be exercised until the Company has acknowledged the legal act or until the notarial deed has been served on it in accordance with the relevant statutory provisions, unless the Company itself is a party to the legal act.

10.3	Upon the creation of a beneficial right of usufruct or a right of a pledge on a share, the voting rights may be assigned to the holder of the beneficial right of usufruct or the holder of the right of pledge, subject to the relevant statutory provisions. The rights attributed by law to holders of depository receipts issued with cooperation of the Company cannot be assigned to holders of a beneficial right of usufruct or holders of a right of pledge to whom the voting rights have not been assigned.

10.4	The Company shall not render its cooperation to the issue of depository receipts relating to its shares.

CHAPTER VI SHARE TRANSFER RESTRICTIONS. APPROVAL.

11.	SHARE TRANSFER RESTRICTIONS. APPROVAL.

Part A: In the event of an intended transfer

11.1	In order to be valid, each transfer of shares shall require the approval of the general meeting of shareholders. A transfer of shares is understood to include the allocation of shares in the event of a division of a community of property, with the exception of the allocation to the party through whom the shares at the time came into the community of property.

11.2	The shareholder who wishes to transfer shares (the “Applicant”) shall give notice of such intention to the management board by registered letter or recorded delivery, said notice shall specify the number of shares he wishes to transfer and the person or the persons to whom he wishes to transfer the shares (the “Notification”).

11.3	The management board has to convene and to hold a general meeting of shareholders within six weeks from the date of receipt of the Notification (the “Approval Meeting”). The contents of the Notification shall be set out in the convocation notice.

11.4	In the event that:

(a)	no Approval Meeting has been held within six weeks of the date of receipt of the Notification;

(b)	in the Approval Meeting no resolution has been adopted regarding the request for approval; or

(c)	such approval has been refused by the general meeting of shareholders in the Approval Meeting without simultaneously providing the Applicant with the names of one or more candidates who are prepared to purchase all the shares to which the request for approval related against payment in cash (the “Candidate(s) “), the requested approval shall be deemed to be granted, in the event mentioned under 11.4(a) on the date on which the Approval Meeting should have been held at the latest.

11.5	If the general meeting of shareholders grants the requested approval or if the approval shall be deemed to have been granted, the transfer must take place within three months thereafter.

11.6	Unless the Applicant and the Candidate(s) designated by the general meeting of shareholders and accepted by the Applicant agree otherwise on the purchase price or on the manner of determining the purchase price, the purchase price shall be determined by one or more independent experts who shall be appointed by the Applicant and the relevant Candidate(s) in joint consultation. If they do not reach agreement about this within two weeks after the designation by the general meeting of shareholders and acceptance by the Applicant of the Candidate(s), the most willing party shall ask the chairman of the Chamber of Commerce in whose district the Company is registered to appoint three independent experts. The experts appointed in accordance with this article 11.6 shall hereafter be referred to as the “Experts”. The Experts shall be authorised to inspect all accounts, records and other data carriers of the Company and to obtain all information they deem fit for determining the purchase price.

11.7	The Applicant shall have the right to withdraw until one month after he has been informed in writing of the manner of determining the purchase price.

11.8	The costs of the appointment of the Experts and their fees shall be borne by:

11.8.1	the Applicant, in the event he withdraws;

11.8.2	by the Applicant for one half and the purchasers for the other half if the shares have been bought by the Candidate(s), on the understanding that each purchaser contributes to the costs in proportion to the number of shares purchased by him;

11.8.3	the Company in all other cases.

11.9	The Company itself can only be a purchaser of the offered shares with the consent of the Applicant.

Part B: Exception to approval:

11.10	The provisions of Part A are not applicable if all shareholders consent in writing to the transfer of the shares and if the transfer takes place within three months after all shareholders have granted their written consent.

11.11	The provisions of Part A are not applicable if a shareholder is obliged to offer its shares to a prior shareholder pursuant to the law.

CHAPTER VII MANAGEMENT BOARD

12.	MANAGEMENT BOARD

The Company shall be managed by a management board consisting of one or more members.

13.	APPOINTMENT, SUSPENSION AND REMOVAL FROM OFFICE, REMUNERATION

13.1	The general meeting of shareholders shall appoint the members of the management board.

13.2	Each member of the management board may at any time be suspended or removed from office by the general meeting of shareholders.

13.3	Each member of the management board may at any time be suspended by the supervisory board, if such has been instated. The suspension can be terminated by the general meeting of shareholders at any time.

13.4	The general meeting of shareholders shall determine the remuneration and other terms of employment for each member of the management board.

14.	DUTIES OF THE MANAGEMENT BOARD, DECISION MAKING PROCESS, ASSIGNMENT OF TASKS

14.1	Subject to the restrictions imposed by these articles of association, the management board is charged with the management of the Company. The management board must conduct itself in accordance with the instructions of the general meeting of shareholders and, if such has been instated, the supervisory board, where these relate to the general outlines of the financial, social, and commercial policies and of the employment policy to be pursued in the Company.

14.2	Meetings of the management board can also be held by telephone, by videoconference or by other means of communication (whether or not electronic), that enable those present to communicate with each other simultaneously.

14.3	A member of the management board may be represented by one of his fellow members at meetings of the management board pursuant to a written power of attorney. Such power of attorney may only relate to the one designated meeting specified therein.

14.4	Resolutions of the management board can be adopted without holding a meeting, provided that all members of the management board in office have been given the opportunity to express their opinion on the proposed resolution in writing, the majority of those members have expressed themselves in favour of the relevant proposal and none of those members have objected, on reasonable grounds, to this manner of decision making process.

14.5	The management board may adopt board regulations setting out further rules regarding the decision making process of the management board. These board regulations require the approval of the general meeting of shareholders.

14.6	Upon the assignment of tasks the management board may determine the particular tasks with which each member of the management board will be charged. The assignment of tasks requires the approval of the general meeting of shareholders.

15.	REPRESENTATION

15.1	The management board is authorised to represent the Company. Each member of the management board acting individually, is authorised to represent the Company.

15.2	Article 15.1 also applies in the event of a conflict of interest between the Company and one or more members of the management board, on the understanding that in relation to any transaction with or legal proceedings against a member of the management board in person or a company or legal entity in which a member of the management board has decisive control, the Company shall be represented by a person appointed by the supervisory board, if such has been instated, which mayor may not be a member of the supervisory board and otherwise by the general meeting of shareholders. The general meeting of shareholders is always authorised to appoint one or more other persons to represent the Company in the event of a conflict of interest.

15.3	The management board may appoint officers with full authority to represent the Company acting jointly with one or more other persons and appoint officers with limited authority to represent the Company. Each of those officers shall represent the Company with due observance of those limits. The management board will determine their title.

15.4	Irrespective of whether there is a conflict of interest, a written record shall be made in the event of a transaction: (i) between the Company and its sole shareholder, disregarding any shares held by the Company itself or by its subsidiaries or (ii) between the Company and a partner in any matrimonial joint ownership of property, or in any registered partnership’s joint ownership of property which owns all of the shares in the capital of the Company, disregarding any shares held by the Company itself or by its subsidiaries, where the Company is represented by such sole shareholder or by one of the partners. No written records will need to be made for transactions, which, under their stipulated terms, are within the ordinary course of business of the Company.

16.	APPROVAL OF RESOLUTIONS OF THE MANAGEMENT BOARD

16.1	The general meeting of shareholders is authorised to subject resolutions management board to the approval of the general meeting of shareholders. of the

16.2	The supervisory board, if such has been instated, is authorised to subject resolutions of the management board to the approval of the supervisory board.

16.3	The resolutions referred to in article 16.1 and 16.2, which are subject to approval shall be clearly described and shall be notified to the management board and to the other corporate bodies of the Company in writing. The absence of an approval as referred to in this article 16 does not affect the authority of the management board or its members to represent the Company.

17.	ABSENCE OR INABILITY TO ACT

In the event that a member of the management board is absent or unable to act the remaining member or members of the management board shall be temporarily charged with the management of the Company. In the event that all members of the management board are or the sole member of the management board is absent or unable to act, the supervisory board, if such has been instated, shall be temporarily charged with the management of the Company. In those circumstances the supervisory board shall be authorised to temporarily charge the management of the Company to one or more persons, which mayor may not be members of the supervisory board. If a supervisory board has not been instated, the general meeting of shareholders shall charge the management of the Company to one or more persons, which mayor may not be a shareholder of the Company.

CHAPTER VIII SUPERVISORY BOARD

18.	INSTATING OF THE SUPERVISORY BOARD

As from the day of deposit of a resolution of the general meeting of shareholders instating the first supervisory board, which resolution shall include the appointment of one or more members of the supervisory board at the Dutch Commercial Register (Handelsregister), the Company has a supervisory board, consisting of one or more individuals, and all provisions in these articles relating to a supervisory board shall be applicable from that moment.

19.	APPOINTMENT, SUSPENSION AND REMOVAL FROM OFFICE, REMUNERATION

19.1	The members of the supervisory board shall be appointed by the general meeting of shareholders.

19.2	Each member of the supervisory board can at all times be suspended or removed from office by the general meeting of shareholders.

19.3	The general meeting of shareholders determines the remuneration of each member of the supervisory board.

20.	DUTIES AND AUTHORITIES, PROCEDURES AND DECISION MAKING PROCESS

20.l	The duty of the supervisory board shall be the supervision of the policy of the management board and of the general course of affairs of the Company and the business connected with the Company. The supervisory board shall assist the management board by providing it with advice. In the performance of their duties, the members of the supervisory board shall be guided by the interests of the Company and the business connected with it.

20.2	The supervisory board shall appoint a chairman from among its members. In the absence of the chairman in a meeting of the supervisory board, the meeting itself shall designate a chairman.

20.3	The supervisory board shall hold a meeting whenever either the chairman, two other members of the supervisory board, or the management board deem(s) necessary.

20.4	Meetings of the supervisory board can also be held by telephone, videoconference or by other means of communication (whether or not electronic), that enable those present to communicate with each other simultaneously.

20.5	All resolutions of the supervisory board shall be adopted by an absolute majority of the votes cast.

20.6	The supervisory board can only adopt valid resolutions in a meeting at which a majority of the members of the supervisory board are present or represented.

20.7	A member of the supervisory board may be represented by one of his fellow members at meetings of the supervisory board pursuant to a written power of attorney. Such power of attorney may only relate to the one designated meeting specified therein.

20.8	The supervisory board may adopt board regulations setting out further rules regarding the decision making process of the supervisory board.

20.9	Resolutions of the supervisory board can be adopted without holding a meeting, provided that all members of the supervisory board in office have been given the opportunity to express their opinion on the proposed resolution in writing, the majority of those members have expressed themselves in favour of the relevant proposal and none of those members have objected, on reasonable grounds, to this manner of decision making process.

20.10	The supervisory board shall hold meetings together with the management board as often as either the supervisory board or the management board deem(s) necessary.

CHAPTER IX ANNUAL ACCOUNTS, PROFITS

21.	FINANCIAL YEAR, PREPARATION ANNUAL ACCOUNTS, ACCOUNTANT

21.1	The financial year of the Company shall be the calendar year.

21.2	Each year, within five months after the end the financial year, unless the general meeting of shareholders extends this term by a maximum of six months on account of special circumstances, the management board shall prepare Annual Accounts.

21.3	The Annual Accounts shall be signed by the members of the management board and by the members of the supervisory board, if such has been instated. If the signature of one or more of these members is missing, this fact and the reason therefore shall be stated.

21.4	The Company may, and if required by statute thereto shall, appoint an Accountant to audit the Annual Accounts.

22.	ADOPTION ANNUAL ACCOUNTS, PUBLICATION

22.1	The general meeting of shareholders shall adopt the Annual Accounts.

22.2	Unconditional adoption of the Annual Accounts shall not automatically constitute a release from liability of the members of the management board for their management activities, or if such has been instated, of the members of the supervisory board for their supervision of these activities.

22.3	The Company is required to publish the Annual Accounts within eight days following the adoption thereof, subject to the statutory exemptions.

23.	PROFITS

23.1	The general meeting of shareholders shall determine the allocation of the accrued profits.

23.2	Distributions can only be made up to the amount of the Distributable Part of the Shareholders’ Equity.

23.3	A distribution of profits shall take place after the adoption of the Annual Accounts from which it appears that the distribution is permitted. The distribution of profits shall be due for payment within two weeks after the resolution to adopt the Annual Accounts, unless special circumstances require the distribution to take place at a later date.

23.4	Subject to article 23.2, the management board may resolve to distribute interim dividends.

23.5	Subject to article 23.2, the general meeting of shareholders may resolve to make distributions out of a reserve, which may be interim distributions.

23.6	The claim of a shareholder to receive any distributions shall lapse within five years after they have become due for payment.

CHAPTER X GENERAL MEETINGS OF SHAREHOLDERS

24.	ANNUAL MEETING OF SHAREHOLDERS AND EXTRAORDINARY MEETINGS OF SHAREHOLDERS, CONVOCATION

24.1	Each year, within six months after the end of the financial year, an annual general meeting of shareholder shall be held.

24.2	Extraordinary general meetings of shareholders will be held as often as the management board or if such has been instated, the supervisory board deems necessary.

24.3	The general meetings of shareholders shall be convened by the management board or, if such has been instated by the supervisory board. The meetings are convened by means of convocation notices sent to the shareholders at the addresses as listed in the register of shareholders. The shareholders may consent to receive convocation notices by E-mail. For that purpose they will need to provide the management board with the relevant (e¬mail) addresses.

24.4	The convocation shall take place no later than the fifteenth day prior to the date of the meeting.

24.5	An item requested in writing to be placed on the agenda by one or more holders of shares individually or jointly representing one per cent. Or more of the issued share capital shall be included in the convocation notice or shall be notified in the same manner if the Company receives the request no later than the thirtieth day prior to the meeting unless there is an important interest of the Company for not doing so. The management board may resolve that a request pursuant to this article 24.5 can be submitted by electronic means of communication. The management board may also lay down conditions that requests submitted by electronic means of communication should comply with.

24.6	The general meetings of shareholders can be held in the municipality where the Company has its seat pursuant to these articles of association, or in the municipalities of Amsterdam, Rotterdam, Utrecht, The Hague or Haarlemmermeer. If the entire issued capital is represented, general meetings of shareholders may also be held elsewhere in or outside The Netherlands.

24.7	The general meeting of shareholders shall be chaired by the chairman of the supervisory board, if such has been instated. If no supervisory board has been instated, or if the chairman of the supervisory board is absent or unable to act, the meeting will be chaired by the person appointed for that purpose by the general meeting of shareholders.

24.8	The management board may provide that shareholders can participate in a general meeting of shareholders by electronic means of communication, that enable those present to simultaneously take note of the discussions at the meeting. The management board may attach conditions to the use of the electronic means of communication; these conditions shall be communicated in the convocation notice of the general meeting of shareholders.

24.9	The members of the management board and if such has been instated, the members of the supervisory board shall, in their respective capacities, have an advisory role during the general meeting of shareholders.

25.	WAIVER OF FORMALITIES, RECORDS

25.1	If the entire issued capital is represented at a general meeting of shareholders, valid resolutions can be adopted on all items brought up for discussion, provided that these resolutions are adopted unanimously, even if the formalities prescribed by law or by these articles of association for the convocation and holding of meetings have not been complied with.

25.2	The management board shall keep records of the adopted resolutions. If the management board is not represented at a meeting, the chairman of the meeting shall ensure that a transcript of the adopted resolutions is provided to the management board as soon as possible after the meeting. The records shall be available at the offices of the Company for inspection by the shareholders. Copies or extracts of these records shall be provided to the shareholders at their request free of charge or at cost price.

26.	VOTING RIGHTS

26.1	Each share carries the right to cast one vote.

26.2	The right to attend the meeting, to take part in the discussions and to vote may be exercised by a proxy authorised in writing.

26.3	The management board may resolve that votes can also be cast by way of an electronic means of communication. For that purpose it is required that the persons entitled to vote or their attorneys duly authorised in writing can be identified and they can simultaneously take note of the discussions at the meeting. The management board may attach conditions to the use of the electronic means of communication; these conditions shall be communicated at the convocation of the general meeting of shareholders.

26.4	If the management board resolves that votes can also be cast by way of an electronic means of communication, the management board may resolve that the persons entitled to attend the meeting and entitled to vote may cast their vote within a period to be determined by the management board prior to the general meeting of shareholders by way of an electronic means of communication to be determined by the management board. These votes will be deemed identical to any votes cast during the meeting.

26.5	If no larger majority is prescribed by law, all resolutions shall be adopted by an absolute majority of the votes cast.

26.6	If the votes are tied the proposal shall be rejected.

27.	DECISION MAKING PROCESS WITHOUT HOLDING A MEETING, RECORDS

27.1	Resolutions of the general meeting of shareholders may be adopted without holding a meeting, provided that these resolutions are adopted unanimously by all shareholders entitled to vote. In the decision making process without holding a meeting, the members of the management board and, if such has been instated, the members of the supervisory board, shall, in their respective capacity, have an advising role.

27.2	Resolutions cannot be adopted without holding a meeting if there are holders of a beneficial right of usufruct or holders of a right of pledge in respect of shares, holding the voting rights relating to such shares.

27.3	The management board shall keep records of the adopted resolutions. Each shareholder shall ensure that the resolutions adopted without holding a meeting are communicated in writing to the management board as soon as possible. The records shall be available at the offices of the Company for inspection by the shareholders. Copies or extracts of these records shall be provided to the shareholders at their request free of charge or at cost price.

CHAPTER XI AMENDMENT TO ARTICLES OF ASSOCIATION AND WINDING-UP, LIQUIDATION

28.	AMENDMENT TO ARTICLES OF ASSOCIATION AND WINDING-UP

28.1

When a proposal to amend the articles of association or to wind up the Company is made to the general meeting of shareholders, the intention to propose such resolution must be stated in the relevant notice convening the general meeting of shareholders. If it concerns an amendment to the articles of association, a copy of the proposal in which the proposed amendment is quoted verbatim must at the same time be deposited at the Company’s offices and this copy shall be made available for inspection by the shareholders until the end of the general meeting of shareholders.

29.	LIQUIDATION

29.1	In the event of the winding-up of the Company pursuant to a resolution of the general meeting of shareholders, the members of the management board shall be charged with the liquidation of the affairs of the Company, unless the general meeting of shareholders appoints one or more other persons for that purpose. The supervisory board, if such has been instated, shall be charged with the supervision thereof.

29.2	During the liquidation the provisions of these articles of association shall remain in force to the extent possible.

29.3	The balance remaining after payment of debts shall be transferred to the shareholders in proportion to the aggregate nominal amount of their shares.

29.4	The liquidation shall furthermore be subject to the provisions of Title 1, Book 2 of the DCC.

FINAL STATEMENTS

Finally, the person appearing made the following statements:

(i)	Prior to the execution of this deed of amendment of the articles of association the issued capital amounts to one million euro (EUR 1,000,000.00), divided into five hundred thousand (500,000) class A shares, numbered Al through A500,000 of one euro (EUR 1.00) each and five hundred thousand (500,000) class B shares, numbered B1 through B500,000 of one euro (EUR 1.00) each;

(ii)	upon execution of this deed of amendment of the articles of association, the shares Al through A500,000 are converted into five hundred thousand (500,000) ordinary shares, numbered 1 through 500,000, and the shares B1 through B500,000 are converted into five hundred thousand (500,000) ordinary shares, numbered 500,001 through 1,000,000;

(iii)	the ministerial declaration of no objection was granted on the seventeenth day of November two thousand eight, under number B. V. 1145925, as stated in the written declaration of the Ministry of Justice which has been attached to this instrument as Schedule 2.

FINAL PROVISIONS

The person appearing is known to me, civil law notary.

This instrument, drawn up to be kept in the civil law notary’s custody was executed in Amsterdam on the date first above written.

The contents of this instrument were given and explained to the person appearing.

The person appearing then declared to have noted and approved the contents and did not want a full reading thereof. Thereupon, after limited reading, this instrument was signed by the person appearing and by me, civil law notary.